Exhibit 10.17
EXECUTION VERSION

AGREEMENT AND WRITTEN CONSENT OF STOCKHOLDERS OF WRH, INC. PURSUANT TO SECTION 228(a) OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (THIS “STOCKHOLDER CONSENT AND AGREEMENT”)
January 6, 2016
WHEREAS, WRH, Inc., a Delaware corporation (the “Corporation”) has entered into the Agreement and Plan of Merger (the “Merger Agreement”) on the date of this Stockholder Consent and Agreement by and among Charles River Laboratories International, Inc., a Delaware corporation (“Buyer”), Pretzel Acquisition Corporation, a Delaware corporation (“Merger Sub”) and, solely in its capacity as the Stockholders’ Representative in accordance with the terms of the Merger Agreement, American Capital Equity III, LP, a Delaware limited partnership;
WHEREAS, the Board of Directors of the Corporation has unanimously (i) determined that the Merger (as defined below) is advisable and fair to, and in the best interests of, the Corporation and the Stockholders, (ii) approved the transactions contemplated by the Merger Agreement, including the Merger, and (iii) recommended that the Stockholders adopt and approve the Merger Agreement and approve the transactions contemplated thereby, including the Merger; and
WHEREAS, in order to induce Buyer to enter into the Merger Agreement, each Person that is a party to this Stockholder Consent and Agreement (each, a “Supporting Party”) has agreed to, execute and deliver this Stockholder Consent and Agreement with respect to any and all shares of Company Stock beneficially owned by that Supporting Party.
NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants set forth in this Stockholder Consent and Agreement and in the Merger Agreement, and intending to be legally bound hereby, each Supporting Party hereby agrees as follows:
1.Definitions. Each capitalized term that is used, but not defined, in this Stockholder Consent and Agreement shall have the meaning assigned to such term in the Merger Agreement.
2.    Written Consent of Each Supporting Stockholder. a. Each Supporting Party that is a Stockholder (each, a “Supporting Stockholder”), acting by written consent pursuant to Section 228(a) of the General Corporation Law of the State of Delaware (the “DGCL”) in lieu of a meeting of the members of the Corporation, hereby irrevocably consents in writing to:
(i)    the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Contemplated Transactions”); and
(ii)    the grant of authority to each executive officer of the Corporation, in the name and on behalf of the Corporation, to take any and all actions, to execute and deliver any and all documents, agreements and instruments and to take any and all steps deemed by any such officer, on the advice of counsel to the Corporation, to be necessary or appropriate to carry out the purpose and intent of the foregoing resolution, and the ratification and confirmation of all actions heretofore taken by any of them in furtherance thereof in all respects.
(b)    The actions pursuant to this Section 2 of this Stockholder Consent and Agreement shall have the same force and effect as if taken at a meeting of Stockholders of the Corporation, duly called and constituted pursuant to the Corporation’s certificate of incorporation and bylaws, and the DGCL.
3.    Representations and Warranties of the Supporting Party. Each Supporting Party, severally, but not jointly, as to such Supporting Party, hereby represents and warrants to Buyer and Merger Sub as of the date hereof and as of the Closing Date as follows:

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(a)    Existence and Power. If such Supporting Party is not a natural person, such Supporting Party is an entity duly organized of the type set forth on its signature page hereto, validly existing and in good standing (to the extent such concept is applicable) under the laws of its jurisdiction of organization, which is set forth on its signature page hereto.
(b)    Authority.
(i)    If such Supporting Party is a natural person, (A) such Supporting Party has the legal capacity and has all requisite power and authority to execute and deliver this Stockholder Consent and Agreement and to perform his or her obligations hereunder, (B) this Stockholder Consent and Agreement has been duly executed and delivered by such Supporting Party, and, assuming the due execution and delivery of this Stockholder Consent and Agreement by the other parties hereto, this Stockholder Consent and Agreement constitutes a valid and binding obligation of such Supporting Party, enforceable against such Supporting Party in accordance with its terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity); and (C) if such Supporting Party is married and such Supporting Party’s shares of Company Stock constitute community property under applicable Laws, such Supporting Party’s spouse (the “Spouse”) has the legal capacity and has all requisite power and authority to execute and deliver this Stockholder Consent and Agreement and to perform his or her obligations hereunder, this Stockholder Consent and Agreement has been duly executed and delivered by such Spouse, and, assuming the due execution and delivery of this Stockholder Consent and Agreement by the other parties hereto, this Stockholder Consent and Agreement constitutes a valid and binding obligation of such Spouse, enforceable against such Spouse in accordance with its terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). If this Stockholder Consent and Agreement is being executed in a representative or fiduciary capacity, the person signing this Stockholder Consent and Agreement has full power and authority to enter into and perform this Stockholder Consent and Agreement on behalf of such Supporting Party or Spouse.
(ii)    If such Supporting Party is not a natural person, (A) such Supporting Party has all requisite power and authority to execute and deliver this Stockholder Consent and Agreement and to perform its obligations hereunder, and the execution, delivery and performance by such Supporting Party of this Stockholder Consent and Agreement and each of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Supporting Party and no other act or proceeding on the part of such Supporting Party, such Supporting Party’s board of directors or other similar governing body or such Supporting Party’s owners is necessary to authorize the execution, delivery or performance by such Supporting Party of this Stockholder Consent and Agreement or the consummation of any of the transactions contemplated hereby; and (B) this Stockholder Consent and Agreement has been duly executed and delivered by such Supporting Party, and, assuming the due execution and delivery of this Stockholder Consent and Agreement by the other parties hereto, this Stockholder Consent and Agreement constitutes a valid and binding obligation of such Supporting Party, enforceable against such Supporting Party in accordance with its terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).
(c)    Non-Contravention. Except as set forth on Schedule 3.5 to the Merger Agreement, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 4.3 of the Merger Agreement, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary in connection with the execution, delivery or performance by such Supporting Party of this Stockholder Consent and Agreement or the consummation by such Supporting Party of the transactions contemplated hereby. Neither the execution, delivery or performance by such Supporting Party of this Stockholder Consent and Agreement nor the consummation by such Supporting Party of the transactions contemplated hereby will (with the lapse of time, the giving of notice or both) (a) conflict with, violate or result in any breach of or default under any provision of such Supporting Party’s Organizational Documents (if applicable), (b) except as set forth on Schedule 3.5 to the Merger Agreement, require any filing with, notice to or the obtaining of any permit, authorization, consent or approval of, any Person, (c) result in a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material Contract to which such Supporting Party is a party, (d) violate in any respect any Law, order, injunction or decree applicable to such Supporting Party or (e) result in the imposition of any Lien (other than a Permitted Lien) on any asset or property of a Group Company, excluding from the foregoing clauses (b), (c) and (d) such conflicts, violations, filings, notices, approvals, defaults, rights or Liens which would not be reasonably likely to materially and adversely affect such Supporting Party’s ability to consummate the transactions contemplated by this Stockholder Consent and Agreement.
(d)    Ownership of Company Stock. Such Supporting Stockholder is the record and beneficial owner of the number of shares of each class or series of Company Stock that is set forth opposite that Supporting Stockholder’s name on Exhibit A, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Company Stock) except as provided hereunder or under the Stockholders’ Agreement, and such shares of Company Stock are the only shares of Company Stock owned of record or beneficially by such Supporting Stockholder as of the date hereof. None of such Supporting Stockholder’s shares of Company Stock are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Company Stock, except as provided hereunder or under the Stockholders’ Agreement.
(e)    Informed Consent. Such Supporting Party has received and reviewed a copy of this Stockholder Consent and Agreement and the Merger Agreement, has had an opportunity to obtain the advice of counsel prior to executing this Stockholder Consent and Agreement and fully understands and accepts all of the provisions hereof and of the Merger Agreement, including that the consummation of the Merger is subject to the conditions set forth in the Merger Agreement, and so there can be no assurance that the Merger will be consummated.
(f)    Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Stockholder Consent and Agreement or the Merger Agreement based on any arrangement or agreement made by or, to the knowledge of such Supporting Party, on behalf of such Supporting Party, other than (i) any arrangements entered into directly by the Corporation or another Group Company, or (ii) any arrangements that would not subject any Group Company to any obligations or liability.
4.    Certain Covenants.
(a)    Waiver of Pre-Existing Claims. Effective as of the Closing, each Supporting Party hereby waives and releases on behalf of itself and each of its controlled Affiliates (other than the Group Companies) any and all other rights and claims (whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) that such Person or any such controlled Affiliate may now or hereafter have relating to or arising from facts, occurrences or circumstances existing at or prior to the Closing against the Buyer, any Group Company or any of their respective Subsidiaries or Affiliates, whether in law or in equity, in contract, in tort or otherwise, in each case, related to or arising out of such Supporting Party’s investment in the Corporation or ownership of the Company Stock or any other equity interest held or claimed to be held by such Supporting Party; provided, however, that notwithstanding the foregoing, nothing in this Section 4(a) shall be deemed a waiver or release of (i) any compensation or benefits in connection with a Supporting Party’s employment by the Group Companies prior to the Closing Date in the ordinary course, (ii) any right to indemnification of any current or former director or officer by any Group Company pursuant to such Group Company’s Organizational Documents or (iii) any rights of such Supporting Party under this Stockholder Consent and Agreement, the Merger Agreement or any other agreement or document contemplated hereby or thereby, or executed or delivered in connection with the transactions contemplated hereby or thereby. Each Supporting Party on behalf of itself and its controlled Affiliates agrees not to bring any Action against Buyer or its Affiliates (including any Group Company) asserting any claim waived or released by this Section 4(a).

(b)    Allocation of Merger Consideration. Each Supporting Party hereby (i). acknowledges that the Merger Consideration (including any adjustment thereto pursuant to the Merger Agreement) shall be allocated in a manner that is consistent with the terms of the Merger Agreement, and that none of Buyer, Merger Sub, the Corporation, any Group Company or any of their respective Affiliates has any responsibility for such allocation and (ii) irrevocably waives and releases and discharges any and all claims and causes of action (whether at law or in equity) that such Supporting Party may have at any time against Buyer, Merger Sub, the Corporation, any Group Company or any of their respective Affiliates, or any directors, officers, employees, agents, members, managers, agents, representatives, successors and assignees with respect to the allocation of the Merger Consideration as among the Equity Holders (including any adjustment thereto pursuant to the terms of the Merger Agreement). This Section 4(b) shall not be construed as a release or waiver of any payment obligation on the part of Buyer, Merger Sub, the Corporation, any Group Company or any of their respective Affiliates arising out of the Merger Agreement or the transactions contemplated thereby.
(c)    No Revocation. Each Supporting Stockholder hereby agrees not to revoke or otherwise withdraw its approval and adoption of the actions described in this Stockholder Consent and Agreement.
(d)    Dissenters’ Rights. Each Supporting Stockholder hereby waives, and agrees not to exercise, any right to dissent or appraisal or any similar provision under applicable Laws (including pursuant to Section 262 of the DGCL) in connection with the Contemplated Transactions.
(e)    Transfer Restrictions. Without the prior written consent of Buyer, each Supporting Stockholder agrees not to take any action to, directly or indirectly, i) offer to sell, sell, assign, transfer (including by operation of law), pledge, encumber or otherwise dispose of any of its shares of Company Stock, ii) deposit any of its shares of Company Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Company Stock or grant any proxy or power of attorney with respect thereto or iii) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of or transfer of any interest in or the voting of any of its shares of Company Stock or any other securities of the Corporation (any transaction of any type described in clause (i), (ii) or (iii) above, a “Transfer”) unless each Person to whom any of the shares of Company Stock are or may be deemed to be Transferred shall have executed a counterpart of, or otherwise be bound by, this Stockholder Consent and Agreement in such form as Buyer may reasonably require.
(f)    Public Announcements. Unless required by Law, the Supporting Party shall not make or issue any public announcement or press release to the general public with respect to the Merger Agreement or the transactions contemplated there by without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party to the Merger Agreement in compliance with Section 5.3 of the Merger Agreement.
(g)    Confidentiality. The Supporting Party agrees to keep the terms of the Merger Agreement and the Contemplated Transactions confidential, except to the extent required by applicable Law or for financial reporting purposes and except that the Supporting Party may disclose such terms to its investors, employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of its business (so long as such Persons agree to or are bound by contract to keep the terms of the Contemplated Transactions confidential). The Supporting Party further agrees to keep, and shall cause its Affiliates and its and their respective directors, officers, employees, agents, advisors and other representatives (collectively, “Representatives”) to keep all confidential information concerning the Corporation and its business confidential, regardless of the form of such information, except to the extent such information (i) is or becomes generally available to the public other than as a result of a disclosure by a Supporting Party or any of its Representatives in violation of this Section 4(g), (ii) becomes available after the Closing to the Supporting Party or its Representatives on a non-confidential basis from a Person who, to the knowledge of the Supporting Party or its Representatives, is not otherwise bound by or subject to a duty of confidentiality to the Corporation, or is not otherwise prohibited from transmitting the information to the Supporting Party, or (iii) which is required to be disclosed by applicable Law.

(h)    No-Solicitation of Alternative Transactions. During the period from the date hereof through the earlier to occur of the Closing Date or the termination of the Merger Agreement pursuant to Section 8.1 thereof, the Supporting Party will not, and, if such Supporting Party is not a natural person, will not permit its controlled Affiliates or any of its or their officers, directors, employees, advisors or representatives to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any business combination transaction involving the Corporation or any of its Subsidiaries, including the sale of any Company Stock or assets or (ii) enter into, maintain or continue any discussions or negotiations regarding, furnish or disclose to any Person any information or otherwise cooperate with, or knowingly assist, participate in or facilitate or encourage any effort by any third party, or enter into any agreement, letter of intent, memorandum of understanding or term sheet (whether or not binding), in connection with any such transaction.
(i)    No-Solicitation of Employees. During the period from the date hereof through the two-year anniversary of the Closing Date, each of American Capital Equity II, LP, American Capital Equity III, LP and the Management Parties (defined below) (the “Covered Stockholders”) shall not, directly or indirectly, hire, employ or engage, or recruit, solicit or otherwise attempt to hire, employ or engage, any Covered Employee to terminate any employment or consulting relationship he or she may have with Buyer, the Corporation or any of their respective Subsidiaries; provided that (i) the foregoing shall not prohibit any Covered Stockholder from making any general solicitation (including through executive search firms) not targeted at any Covered Employee, (ii) each Covered Stockholder may hire, employ or engage, or recruit, solicit or otherwise attempt to hire, employ or engage, any Covered Employee after at least three months has elapsed since such Covered Employee’s employment or engagement has been terminated by Buyer, the Corporation or their Subsidiaries, and (iii) each Covered Stockholder may hire, employ or engage, or recruit, solicit or otherwise attempt to hire, employ or engage, any Covered Employee after at least three months has elapsed since such Covered Employee has terminated his or her employment or engagement by Buyer, the Corporation or their Subsidiaries and such Covered Employee has not been solicited in violation of this Section 4(i) by the applicable Covered Stockholder.
(j)    Non-Compete. In connection with their sale of shares Company Stock pursuant to the Merger, each of David Spaight, John Maxwell, Steve Barkyoumb, JP Briffaux, Stephane Bulle, Nutan Gangrade, Alan Findlater, Wilbert Frieling, Howard Moody, Jos Mertens, Andrew Nathanson, George Parker, Don Stump and Andy Vick (the “Management Parties”) hereby agrees that, effective at the Closing, until the expiration of the Restricted Period applicable to such Management Party, such Management Party shall not and shall cause each of his controlled Affiliates not to, directly or indirectly, without the prior written consent of Buyer, (i) own, operate or otherwise engage in the Business in the Restricted Territory, whether individually or as a director, officer, employee, member, manager, partner, principal, consultant, contractor, agent, representative, equityholder or lender of or to another Person that owns, operates or is otherwise engaged in the Business in the Restricted Territory, or in any other individual, corporate or representative capacity or (ii) render any services or provide any advice to any Person that owns, operates or is otherwise engaged in the Business in the Restricted Territory; provided that, notwithstanding the foregoing, a Management Party may own, directly or indirectly, as a passive investor, up to 3% of any class of securities of any Person that owns, operates or is otherwise engaged in the Business, or any private debt or equity investment fund that has or makes an investment in any such Person; and provided, further, that nothing herein shall be deemed to limit, preclude or prevent any Management Party from being employed by or otherwise providing services to any Person engaged in the Business in the Restricted Territory so long as (x) the annual revenues to any such Person from the Business do not exceed 10% of such Person’s total annual revenues, and (y) such Management Party does not provide any services to such Person constituting the Business; and provided, further, that nothing herein shall be deemed to limit, preclude or prevent any Management Party (other than the individual identified on Schedule I hereto) from providing services to any Person that is exclusively a clinical contract research organization (CRO) (i.e., having no pre-clinical business) so long as not more than 20% of such Person’s total annual revenues are derived from bioanalytical services. For the avoidance of doubt, nothing herein shall affect the obligations of any Management Party under Section 4(g), which obligations are acknowledged to be separate and independent from the obligations of the Management Parties under this Section 4(j). Each Management Party (on his own behalf and on behalf of his Affiliates) acknowledges and agrees that the restrictions contained in this Section 4(j) are reasonable and necessary to protect the legitimate interests of Buyer and Merger Sub and constitute a material inducement to Buyer and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, and it is the intention of the parties that if any of the restrictions or covenants contained in this Section 4(j) is held to cover a geographic area or to be for a length of time that is not permitted by applicable Laws, or in any way construed to be too broad or to any extent invalid, such provision shall (to the maximum extent permitted by applicable Laws) not be construed to be null, void and of no effect, but instead shall be construed and interpreted or reformed to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable Laws. For purposes hereof:
(i)    “Business” means (A) contract research services in connection with preclinical or nonclinical development activities, and (B) contract development and manufacturing services for organizations engaged in compound formulation for clinical trial or commercial uses. For the avoidance of doubt, bioanalytical services in support of clinical trials or pre-clinical services shall be included in the definition of Business.
(ii)    “Restricted Period” means (A) for each of David Spaight and John Maxwell, the period beginning on the Closing Date and ending on the third anniversary thereof, and (B) for each of the other Management Parties, the period beginning on the Closing Date and ending on the first anniversary thereof.
(iii)    “Restricted Territory” means the United States of America, Netherlands, France, the U.K., Japan and any other country in which the Corporation or any of its Subsidiaries conducts business as of the Closing Date.
(k)    Application to Employment Agreements. To the extent any Supporting Party is party to an employment agreement with any Group Company entered into prior to the Closing Date that contains provisions similar in nature to those set forth in Sections 4(i) or 4(j), the provisos in Sections 4(i) and 4(j) shall be deemed to apply to such provisions.
5.    Merger Agreement Provisions.
(a)    By virtue of its approval of the Merger, each Stockholder hereby irrevocably and unconditionally designates and appoints American Capital Equity III, LP as the Stockholders’ Representative pursuant to the terms of Section 10.15 of the Merger Agreement~~, and agrees to abide by and be bound by the terms of such Section, which terms are incorporated herein by this reference, and which permits the Stockholders’ Representative, among other things,~~ (i) negotiate and execute the Escrow Agreement on behalf of each Equity Holder, (ii) act for each Equity Holder with respect to any determination of the amount of, or resolution of disputes with Buyer with respect to the Merger Consideration Adjustment, (iii) give and receive notices and communications to or from Buyer and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by such Equity Holders individually), and (iv) take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing.
(b)    Each Supporting Party hereby acknowledges and agrees to be bound by the provisions with respect to the payment and allocation of the Merger Consideration (including the adjustments thereto), as set forth in Article II of the Merger Agreement, including (i) the provisions regarding the deposit of a portion of the Merger Consideration in the Adjustment Escrow Account and the Indemnity Escrow Account in accordance with the terms and conditions of the Merger Agreement and the Escrow Agreement and (ii) Sections 2.2(d) and 2.8(i) of the Merger Agreement, which are incorporated by reference herein, mutatis mutandis.
6.    Miscellaneous.
(a)    Further Assurances. Each Supporting Party agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws, to consummate and make effective the transactions contemplated by this Stockholder Consent and Agreement.

(b)    Termination. This Stockholder Consent and Agreement will automatically terminate, without any notice or other action by any Person, if the Merger Agreement is terminated prior to the Closing. Upon termination of this Stockholder Consent and Agreement, no party shall have any obligations or liabilities hereunder; provided that nothing set forth in this Section 6(b) shall relieve any party from liability for any intentional breach of this Stockholder Consent and Agreement by such party prior to the termination hereof.
(c)    Amendment and Waiver. This Stockholder Consent and Agreement may not be amended, waived, altered or modified except by a written instrument executed by the applicable Supporting Party(ies) and Buyer. No course of dealing between or among any Persons having any interest in this Stockholder Consent and Agreement will be deemed effective to modify, amend, waive or discharge any part of this Stockholder Consent and Agreement or any rights or obligations of any Person under or by reason of this Stockholder Consent and Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, and no waiver of any of the provisions of this Stockholder Consent and Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.
(d)    Notices. Each Supporting Party agrees that all notices to the Supporting Parties shall be sent to the Stockholders’ Representative in accordance with Section 10.2 of the Merger Agreement.
(e)    Assignment. This Stockholder Consent and Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Stockholder Consent and Agreement nor any rights, benefits or obligations set forth herein may be assigned, delegated or otherwise transferred by any of the parties hereto without the prior written consent of the other parties hereof, except that Buyer or Merger Sub may delegate, transfer or assign its rights and obligations under this Stockholder Consent and Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and, after the Closing Date, to any Person, it being understood that any such assignment shall not relieve Buyer or Merger Sub (as applicable) of its obligations hereunder.
(f)    Severability. Whenever possible, each provision of this Stockholder Consent and Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Stockholder Consent and Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Stockholder Consent and Agreement.
(g)    No Strict Construction. The language used in this Stockholder Consent and Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Stockholder Consent and Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed.
(h)    No Third-Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.
(i)    Complete Agreement. This Stockholder Consent and Agreement contains the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
(j)    Counterparts. This Stockholder Consent and Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
(k)    Governing Law This Stockholder Consent and Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.
(l)    Jurisdiction. Each party hereto hereby irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period that a Legal Dispute that is filed in accordance with this Section 6(l) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Person is not subject to the personal jurisdiction thereof, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such action, suit or proceeding is brought in an inconvenient forum, or (d) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 6(l) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.
(m)    Specific Performance, Injunctive Relief. In addition to and not in derogation of any other remedy available at law (or in equity) for such breach, the parties hereto will be entitled to seek specific performance, injunctive or other equitable relief in order to enforce their rights under or prevent any violations (whether anticipatory, continuing or future) of the terms hereof with respect to the transactions contemplated hereby in the event of breach by any other party. The foregoing sentence will not be construed as a waiver by any party hereto of any right such Person may now have or hereafter acquire to monetary damages from the other parties. Each party hereby waives any requirements for the securing or posting of any bond with such equitable remedy and the defense that a remedy at law would be adequate and agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Stockholder Consent and Agreement on the basis that monetary damages would be sufficient.
(n)    Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS STOCKHOLDER CONSENT AND AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO SHALL ASSERT IN SUCH LEGAL DISPUTE A COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS STOCKHOLDER CONSENT AND AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, UNLESS FAILURE TO BRING SUCH COUNTERCLAIM WOULD RESULT IN A WAIVER OR ESTOPPEL THEREOF, OR OTHERWISE PREJUDICE SUCH PARTY’S RIGHTS IN ANY RESPECT. FURTHERMORE, NO PARTY HERETO SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
(o)    Expenses. Each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Stockholder Consent and Agreement and the transactions contemplated hereby.

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This Stockholder Consent and Agreement shall be inserted by the Secretary of the Corporation in the minute books of the Corporation.
SUPPORTING PARTY:

AMERICAN CAPITAL EQUITY II, LP By: /s/ Jon Isaacson

Name: Jon Isaacson
Title: Senior Vice President and Managing Director

AMERICAN CAPITAL EQUITY III, LP By: /s/ Sean Eagle

Name: Sean Eagle
Title: Senior Vice President and Partner

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ Steve Barkyoumb
Name: Steve Barkyoumb

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ JP Briffaux Jan 6, 2016
Name: JP Briffaux

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ Stephane Bulle
Name: Stephane Bulle

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ Alan Findlater
Name: Alan Findlater

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ Wilbert Freiling
Name: Wilbert Freiling

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ Nutan Gangrade
Name: Nutan Gangrade

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ John Maxwell
Name: John Maxwell

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ Jos Mertens
Name: Jos Mertens

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ Howard Moody
Name: Howard Moody

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ Andrew Nathanson
Name: Andrew Nathanson

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ George Parker
Name: George Parker

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ David Spaight
Name: David Spaight

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ Don Stump
Name: Don Stump

[Signature Page to Stockholder Consent and Agreement]

By:	/s/ Andy Vick
Name: Andy Vick

[Signature Pate to Stockholder Consent and Agreement]

Accepted and agreed to as of
the date first written above:

WRH, INC.
By:	/s/ David Spaight
Name: David Spaight
Title: Chairman, CEO and President

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
By:	/s/ Joseph LaPlume
Name: Joseph LaPlume
Title: Corporate Senior Vice President

PRETZEL ACQUISITION CORPORATION
By:	/s/ David Johst
Name: David Johst
Title: Secretary and Treasurer

EXHIBIT A
OWNERSHIP

[See attached.]

[Signature Pate to Stockholder Consent and Agreement]

SCHEDULE I

Andy Vick